Exhibit 107

CALCULATION OF FILING FEE TABLE

S-1

Form Type

OMNIA WELLNESS INC.

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Security Being Registered	Fee Calculation or Carry Forward Rule		Amount Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common Stock, $0.001 per share (3)	457	(c)	15,928,005	$0.31	$4,937,681.55	0.0000927	$457.72
Total Offering Amounts							$457.72
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$457.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the high ($0.31) and low ($0.31) selling prices per share of the registrant’s common stock on April 12, 2022 on the OTC Pink marketplace.
(3)	Represents (i) 7,261,339 issued and outstanding shares of common stock that may be sold from time to time by certain of the selling shareholders named herein and (ii) 8,666,666 shares of common stock that may be sold by a Selling Shareholder upon the exercise of outstanding common stock purchase warrants.